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Exhibit 10.20

        PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. SUCH PORTIONS ARE INDICATED HEREIN BY "[  ]."

[SIEBEL LOGO]

SIEBEL ALLIANCE PROGRAM
MASTER AGREEMENT

THIS SIEBEL ALLIANCE PROGRAM MASTER AGREEMENT (the "Agreement") is between SIEBEL SYSTEMS, INC., with its principal place of business at 2207 Bridgepointe Parkway, San Mateo, California 94404 ("Siebel") and the ALLIANCE PARTNER ("Partner") identified below.

This Agreement establishes the framework of the Siebel Alliance Program (the "Alliance Program"), a comprehensive technical and marketing program for Siebel's Alliance Partners to develop and promote their products, services and solutions in conjunction with the Siebel Applications. The benefits available to Partner through the Alliance Program, and the requirements Partner must meet, depend on the Partner's Category and Partner Level (as designated on Exhibit A) and are set forth in the Siebel Alliance Program Guide.

1.    DEFINITIONS

The following definitions shall apply to this Agreement and any addenda hereto (if any). Many of the definitions below are not referred to in this Agreement but may be referred to in addenda to this Agreement:

1.1    "Deliverables" shall mean any tangible materials provided to Partner by Siebel in the course of performing technical support services (if any).

1.2    "Documentation" shall mean Siebel's then current published guides, manuals and on-line help made generally available to its customers for the Ordered Programs.

1.3    "Effective Date" shall mean the effective date set forth at the end of this Agreement.

1.4    "Intellectual Property Rights" will mean and include all trade secrets, patents, copyrights, designs, mask works, drawings, Marks and other proprietary rights, whether registered or unregistered, and all applications and registrations therefor, which pertain to the Alliance Program, the Programs, or the Partner Products.

1.5    "Logo Use Policy" shall mean Siebel's then current written policies for proper usage and placement of the Marks, as amended from time to time by Siebel in its discretion.

1.6    "Marks" shall mean the trademarks, service marks, trade names, and logos of Siebel, its licensors, and Partner.

1.7    "Partner Category" shall mean Siebel's then current Alliance Program categories, as amended from time to time by Siebel in its discretion. As of the Effective Date, the current Partner Categories are listed in Exhibit A.

1.8    "Partner Level" shall mean Siebel's then current Alliance Program participation levels within a given Partner Category, as amended from time to time by Siebel in its discretion. As of the Effective Date, the current Partner Levels are listed in Exhibit A.

1.9    "Partner Products" shall mean one or more of the following value-added goods and/or services developed, sold, or provided by Partner to customers in the ordinary course of business: (i) provision of consulting, professional, training, technical support or educational services; (ii) development and/or licensing of application software; (iii) development and/or licensing of software content; (iv) development and/or sale of hardware, database systems, network services, and/or operating systems.

1.10    "Programs" shall mean those Siebel software programs that are listed as generally available in Siebel's then-current marketing literature and that are generally licensed by Siebel for commercial use.

1.11    "Siebel Alliance Logo" shall mean the logo specified by Siebel for use in association with a given Partner Category and Partner Level.

1.12    "Siebel Alliance Program Guide" shall mean Siebel's then current published guide for the Siebel Alliance Program setting forth the specific benefits and requirements for each Partner Category and Partner Level, as amended from time to time by Siebel in its discretion.

1.13    "Siebel Certified Professionals" shall mean the individuals who have been certified with respect to a particular major version of the Programs by Siebel, or a third party authorized by Siebel, upon completion of the applicable certification requirements established by Siebel, as amended from time to time by Siebel in its discretion.

1.14    "Territory" shall mean the geographical territory and/or vertical markets as specified in Exhibit A.

1.15    "Training Materials" shall mean any training materials provided in connection with any training courses ordered by Partner and delivered by Siebel.

1.16    "Users" shall mean the individuals authorized by Partner to use or access the Programs, regardless of whether the individual is actively using the Programs at any given time. The maximum number of Named or Concurrent Users (as defined in the Limited Use Program License Addendum) that may use or access the Programs is specified in Exhibit A to the Limited Use Program License Addendum. Users may only include employees of Partner; notwithstanding the foregoing, Users shall exclude any individuals employed by, or acting on behalf or under the direction of, a direct competitor of Siebel.

2.    APPOINTMENT

Siebel hereby appoints Partner within the Territory as a non-exclusive Siebel Alliance Program Partner for the Partner Category and Partner Level specified in Exhibit A. Upon Partner's request, Siebel has the right, but not the obligation, to upgrade Partner to a higher Partner Level and/or approve Partner for a new Partner Category. If Partner is upgraded to a higher Partner Level and/or is approved for a new Partner Category, then Partner shall satisfy the corresponding requirements and obligations as set forth in the Siebel Alliance Program Guide. If during the term of this Agreement Siebel offers a more desirable program Partner will have the right to participate in such a program with the commitments and benefits of that level

3.    TERM AND TERMINATION

3.1    Term. This Agreement will commence as of the Effective Date and will remain in effect for a period of one (1) year, unless terminated earlier upon mutual written agreement of the parties or as otherwise described in this Section 3. This Agreement and any addenda hereto may be renewed for additional terms of one (1) year each so long as Partner has satisfied and continues to satisfy the Partner obligations and requirements as set forth in the Siebel Alliance Program Guide, this Agreement, and any addenda hereto, including without limitation timely payment of all applicable fees due hereunder. Any renewal term is subject to Siebel's acceptance and final approval, which shall be indicated by delivery to Partner of Siebel's letter of acceptance or notice of renewal. If Siebel does not accept Partner's renewal or if Partner fails to pay the applicable fees on or before the anniversary date of this Agreement, then this Agreement shall immediately expire.

3.2    Termination. Except during the first twelve (12) months following the Effective Date, either party may terminate this Agreement or any addenda hereto without cause upon thirty (30) days prior written notice to the other party. In addition, either party may terminate this Agreement or any addenda hereto immediately upon notice to the other party if (i) the other party materially breaches any obligation under this Agreement or any addenda hereto, and, if the breach is capable of being cured, such party fails to cure such breach within thirty (30) calendar days after written notice of the breach;

(ii) the other party ceases to conduct business in the normal course, becomes insolvent, enters in bankruptcy procedures or becomes subject to any other judicial proceedings that relate to insolvency or protection of creditor's rights; or (iii) the other party undergoes a change in control that, in the terminating party's sole discretion, may have an adverse affect on the terminating party's business or rights under this Agreement or any addenda hereto.

3.3    Liability for Fees Upon Termination. If Partner terminates this Agreement or any addenda hereto for cause, or if Siebel terminates this Agreement or any addenda hereto without cause, Partner shall only be liable for payment of any fees under this Agreement or any addenda hereto through the date of such termination and Partner shall receive a pro-rata refund of any remaining pre-paid fees. If Siebel terminates this Agreement or any addenda hereto for cause, or if Partner terminates this Agreement or any addenda hereto without cause, Partner shall be liable for payment of any accrued fees under this Agreement or any addenda hereto through the end of the current annual period. Neither party shall be responsible to the other for any costs or damages resulting from the termination of this Agreement.

3.4    Effects of Termination. Upon termination of this Agreement with or without cause: (i) all rights and obligations granted to either party under this Agreement and any addenda hereto will immediately cease; (ii) Partner will immediately cease to represent itself as a Siebel Alliance Program Partner and Siebel will immediately cease to represent Partner as a Siebel Alliance Program Partner; and (iii) each party will at its sole cost and expense promptly cease use of, and, at the other party's option, either promptly destroy or return to the other party: (a) all logos, files and other materials provided by the other party under this Agreement, and (b) all Confidential Information of such other party as well as any materials that embody any such Confidential Information. Partner shall at its sole cost and expense cease use of and either return or destroy all copies of the Programs licensed to Partner under the Limited Use Program License Addendum to this Agreement within five business days of the termination or expiration of this Agreement. Termination of this Agreement shall not limit either party from pursuing other remedies available to it, including injunctive relief, nor shall such termination relieve Partner of its obligation to pay all fees that have accrued or are otherwise owed by Partner under this Agreement or an addenda hereto.

3.5    Survival. Notwithstanding any provision to the contrary, Sections 4, 8, 9, 10, 11, 12 and this Section 3 will survive termination of this Agreement.

4.    PAYMENT

4.1.    Fees. During the initial term and for each renewal term, Partner shall pay Siebel (i) the applicable annual fee for the Partner Category and Partner Level as stated in the Siebel Alliance Program Guide, and (ii) any fees or charges due pursuant to a valid addendum hereto (if any).

4.2.    Payment Terms. The applicable annual fee for the Partner Category and Partner Level as stated in the Siebel Alliance Program Guide shall be due and payable in full on or before the anniversary date of this Agreement. Except as specifically provided otherwise, all other fees shall be due and payable in full on or before thirty (30) days from the receipt of Siebel's invoice. All payments made pursuant to this Agreement or any addenda hereto shall be (i) payable in U.S. currency, (ii) made without any deduction, whether by set-off, counterclaim, or otherwise, and (iii) nonrefundable and irrevocable except as set forth in Section 3.3 above.

4.3    Taxes. The fees listed in this Agreement do not include taxes, duties or fees; if Siebel is required to pay (i) sales, use, property, value-added, withholding or other taxes, (ii) any customs or other duties, or (iii) any import, warehouse or other fees, associated with the importation or delivery based on the Programs or services provided in this Agreement or on Partner's use of Programs or services, then such taxes, duties or fees shall be billed to and paid by Partner. If Partner is permitted to declare any such taxes, Partner shall declare and pay such taxes and Siebel shall not be required to invoice Partner. This Section shall not apply to taxes based on Siebel's income or payroll taxes.

5.    ALLIANCE PROGRAM FEATURES

5.1    Siebel Alliance Marketing Programs. Partner shall be eligible to participate in the Siebel marketing programs as set forth in the Siebel Alliance Program Guide. Certain Siebel marketing programs are restricted to particular Partner Categories and/or Partner Levels as stated in the Siebel Alliance Program Guide.

5.2.    Market Development Fund. If Partner is joining the Siebel Alliance Program at a particular Partner Category and Partner Level for which a Market Development Fund amount is specified under the Siebel Alliance Program Guide, Partner shall commit the amount specified for such Market Development Fund. [  ] The parties agree to jointly develop a plan for using such Market Development Fund to benefit the parties, Programs, and/or Partner Products.

5.3.    Siebel Alliance Logo Usage. Partner may use the applicable Siebel Alliance Program Partner Logo in accordance with the Logo Use Policy upon (i) entering into a Logo License Addendum with Siebel pursuant to which Siebel grants Partner the right to use the applicable Siebel Alliance Program Partner Logo in connection with Partner's marketing materials for the Partner Products, (ii) paying any corresponding license fees (if any), and (iii) fulfilling all other applicable requirements and obligations under this Agreement. Except as specifically set forth in this Agreement, Partner's right to use the Marks of the Siebel Alliance Program shall be governed exclusively by the Siebel Alliance Program Logo License Addendum.

5.4    Marketing and Demonstration License. Partner may use the Programs upon (i) entering into a Limited Use Program License Addendum executed by Siebel and Partner pursuant to which Siebel grants Partner limited use rights with respect to certain Programs for Partner's marketing and demonstration use and (ii) paying the corresponding license fees (if any). The Siebel Alliance Program Guide sets forth whether entering into such addendum is required for a particular Partner Category and Partner Level. Except as specifically set forth in this Agreement, Partner's rights and obligations with respect to such marketing and demonstration use shall be governed exclusively by the Siebel Alliance Program Limited Use Program License Addendum.

5.5    Integration Development License. [  ]

5.6    Technical Support Addendum. If offered by Siebel, Partner shall be entitled to receive technical support from Siebel upon (i) entering into the Siebel Alliance Program Technical Support Addendum pursuant to which Siebel provides Partner with certain technical support with respect to the Programs and (ii) paying any corresponding fees (if any). The Siebel Alliance Program Technical Support Addendum and the Siebel Alliance Program Guide set forth the scope of technical support available to Partner. Except as specifically set forth in this Agreement, Partner's rights and obligations with respect to such technical support shall be governed exclusively by the Siebel Alliance Partner Technical Support Addendum.

5.7    Training Services. Siebel will provide training to Partner, subject to availability, in accordance with Siebel's Training Services schedule in effect at the time such training is ordered (available upon request).

5.8    Technical Services. Siebel will provide technical services, subject to availability, in accordance with Siebel's Technical Services schedule in effect at the time such services are ordered (available upon request).

5.9    Advertising and Promotional Materials.

5.9.1	Permitted Uses of Partner Marks. Siebel may, in its discretion, reference the Partner and Partner's products by using the names and/or logos of Partner and/or its Products in advertising and promotional materials in connection with the sale and promotion of the Programs and/or promotion of the Alliance Program as follows: (i) in lists of the Siebel Alliance Program Partners for customer information, (ii) in general advertising of the Siebel Alliance Program, (iii) in general marketing materials listing all Siebel Alliance Partners of a particular Partner Category(ies) and/or Partner Level(s), (iv) by framing and displaying the names and/or logos along with those of other Alliance Partners at Siebel's corporate headquarters in San Mateo, California and at its selected business offices, (v) by displaying such names and/or logos in a professionally prepared graphic for display at promotional events and trade show events, and (vi) displaying such names and/or logos as a link to Partner's web site on the Siebel web site. In the event Partner provides Siebel with images of Partner's logo for use as set forth above, Siebel agrees it will not alter the color or configuration of such image, except as to size, provided however that the proportions shall remain the same.
5.9.2
Other Uses of Partner Marks. When a specific advertisement or promotion is planned which will refer to Partner without reference to any other Siebel Alliance Partners, Siebel will obtain Partner's written permission before such use. Siebel shall also obtain Partner's written permission before use of any logo of Partner; provided that Partner hereby consents to Siebel's display of Partner's logo on the area of the Siebel website relating to the Siebel Alliance Program and Partner shall provide Siebel with digital files and artwork of Partner's logo for this purpose.

5.10    Changes to the Siebel Alliance Program. Partner acknowledges and agrees that Siebel may expand, change the scope or contents of, and/or delete, any terms of benefits offered under the Siebel Alliance Program, including but not limited to expanding, changing the scope or contents of and/or deleting the Siebel Alliance Program Guide or any terms therein. Siebel will provide Partner with thirty (30) days advance written notice of any changes to the scope, contents and/or benefits offered under the Siebel Alliance Program that in Siebel's sole discretion are material. "Written notice" for the purposes of this Agreement may include notice via electronic means such as email. In the event that Siebel changes any Alliance Program features, and should Partner be dissatisfied with those changes, Partner may terminate this Agreement in accordance with Section 3.2 and will have no further recourse against Siebel.

5.11    Partner Services. Partner may provide services to a customer to install, integrate, configure and/or implement one or more Programs licensed by such customer (the "Implementation Services"). To the extent (i) Partner uses, directly or indirectly, any individuals who are not Siebel Certified Professionals to perform any portion of the Implementation Services for a customer, and (ii) one or more customer satisfaction issues arise from, in connection with or as a result of any Implementation Services performed by or on behalf of Partner that Partner cannot resolve to the satisfaction of such customer within [  ] following the initial customer complaint to Partner and/or Siebel (whichever is earlier), Partner agrees to promptly pay to Siebel the then current Siebel services fees, in addition to any reasonable out-of-pocket expenses and costs, incurred by Siebel in its discretion to promptly address and resolve such customer complaint(s).

6.    VALIDATION

[  ]

6.1    Testing. [  ]

6.2    Validation; Acceptance. [  ]

6.3    New Releases. [  ]

7.    PARTNER REPRESENTATIONS AND WARRANTIES

7.1    Membership Application. Partner agrees that all the information provided on any registration or application form submitted to Siebel is, in all material respects, true and correct. Should there by any changes in such information during the course of this Agreement, Partner agrees to promptly inform Siebel in writing giving details of such changes.

7.2    Partner Products. [Not applicable for Consulting Partners]. [  ]

7.3    Certified Staffing Levels. [For Consulting Partners Only]. Partner acknowledges and agrees that, at all times during the term of this Agreement and any renewals hereto, Partner shall employ the number and types of Siebel Certified Professionals as set forth in the Siebel Alliance Program Guide for the Partner Category and Partner Level applicable to Partner (if any). Partner acknowledges and agrees that, as a condition to maintaining Siebel Certified Professional status, each Siebel Certified Professional must be re-certified with respect to each new major release of the Programs within three (3) months of the general availability of such new major release by completion of the applicable validation requirements established by Siebel, as amended from time to time by Siebel in its discretion.

7.4    Full Power and Authority. Each party represents and warrants that (i) it has full power and authority to enter into this Agreement; and (ii) it shall make no representations, warranties, or guarantees on behalf of the other party.

7.5    Standardization on Siebel Applications. If required under the Siebel Alliance Program Guide, Partner represents and warrants that (i) it has already entered into a valid and binding Software License and Services Agreement for the Programs with Siebel or it will do so within thirty (30) days of the Effective Date of this Agreement; and (ii) it has standardized on such Programs or is using its best efforts to promptly standardize on such Programs. Such Software License and Services Agreement for the Programs, and all fees payable thereunder, shall be entirely separate and distinct from this Agreement.

8.    DISCLAIMER AND LIMITATION OF LIABILITY

8.1    Warranty Disclaimer. ALL GOODS AND/OR SERVICES PROVIDED HEREUNDER ARE PROVIDED ON AN "AS IS" BASIS WITHOUT WARRANTY OF ANY KIND. EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTIBILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8.2    Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS, DATA OR USE, INCURRED BY EITHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER PARTY WILL BE LIABLE FOR ANY LOSS, DAMAGE OR EXPENSE THAT DIRECTLY OR INDIRECTLY ARISES FROM OR IN CONNECTION WITH THE INABILITY OF EITHER THE PARTNER PRODUCTS OR THE PROGRAMS TO WORK WITH EACH OTHER. Except for Siebel's liability for any breach of its obligations under Sections 9 (Indemnification) or 11 (Nondisclosure), Siebel's aggregate and cumulative liability for damages hereunder shall in no event exceed the amount of fees paid by Partner under this Agreement. Except for any breach of its obligations under Sections 4 (Payment), 5.11 (Partner Services), 9 (Indemnification) and 11 (Nondisclosure), Partner's aggregate and cumulative liability for damages hereunder shall in no event exceed the amount of fees paid by Partner under this Agreement.

9.    INDEMNIFICATION

9.1    Siebel's Indemnity. If a third party makes a claim against Partner that the Programs directly infringe any U.S. or Canadian patent issued as of the Effective Date or any copyright, trade secret or trademark ("IP Claim"); Siebel will defend Partner against the IP Claim and pay all costs, damages and expenses (including reasonable legal fees) finally awarded against Partner by a court of competent jurisdiction or agreed to in a written settlement agreement signed by Siebel arising out of such IP Claim; provided that: (i) Partner promptly notifies Siebel in writing no later than sixty (60) days after Partner's receipt of notification of a potential claim; (ii) Siebel may assume sole control of the defense of such claim and all related settlement negotiations; and (iii) Partner provides Siebel, at Siebel's request and expense, with the assistance, information and authority necessary to perform Siebel's obligations under this Section. Notwithstanding the foregoing, Siebel shall have no liability for any claim of infringement based on (a) the use of a superseded or altered release of Programs if the infringement would have been avoided by the use of a current unaltered release of the Programs, which Siebel provided to Partner, (b) the modification of a Program, or (c) the use of the Programs other than in accordance with the Documentation and this Agreement.

If, due to an IP Claim or the threat of an IP Claim, (i) the Programs are held by a court of competent jurisdiction, or in Siebel's reasonable judgment may be held to infringe by such a court, or (ii) Partner receives a valid court order enjoining Partner from using the Programs, or in Siebel's reasonable judgment Partner may receive such an order, Siebel shall in its reasonable judgment, and at its expense, (a) replace or modify the Programs to be non-infringing; (b) obtain for Partner a license to continue using the Programs; or (c) if Siebel cannot reasonably obtain the remedies in (a) or (b), terminate the Program License for the infringing Programs and refund the license fees paid for those Programs upon return by Partner. This Section 9.1 states Siebel's entire liability and Partner's exclusive remedy for any claim of infringement.

9.2    Mutual General Indemnity. Each party ("Indemnitor") will defend and indemnify the other party ("Indemnitee") against any and all costs, damages and expenses (including reasonable legal fees) finally awarded against Indemnitee by a court of competent jurisdiction or agreed to in a written settlement agreement signed by Indemnitor arising out of or in connection with any claim by any third party arising out of or in connection: (i) information supplied by Indemnitor to the third party regarding the features, functionality, performance, or use of the Programs or Partner's Products (as applicable) except where either such information was supplied to Indemnitor by Indemnitee for further distribution, or such supply by Indemnitor was specifically authorized by Indemnitee in writing; (ii) any representation made by Indemnitor that Indemnitee has endorsed, warranted, or guaranteed Indemnitor's Products or Programs (as applicable) without the specific, prior written consent of Indemnitee; provided that: (a) Indemnitee promptly notifies Indemnitor in writing no later than sixty (60) days after Indemnitee's receipt of notification of a potential claim; (b) Indemnitor may assume sole control of the defense of such claim and all related settlement negotiations; and (c) Indemnitee provides Indemnitor, at Indemnitor's request and expense, with the assistance, information and authority necessary to perform Indemnitor's obligations under this Section.

10.    INTELLECTUAL PROPERTY RIGHTS

10.1    Ownership. Siebel and Partner hereby acknowledge that the other party is the exclusive owner of all rights, title, and interest in and to, or authorized licensee of, their respective Intellectual Property Rights (with respect to the Partner Products for Partner, and with respect to the Programs, the Alliance Program, Training Materials and Deliverables for Siebel). Neither party will acquire any rights in or to any of the Intellectual Property Rights of the other. Neither party will take any action that may adversely affect or impair the other party's, or its licensor's, rights, title and interest in or to their Intellectual Property Rights. Any terms regarding Intellectual Property Rights in other materials shall be separately negotiated and agreed to in writing.

10.2    Infringement Notification. Each party shall render to the other party all reasonable assistance as may be required to preserve the validity and enforceability of the other party's, or its licensor's, rights, title and interest in and to the Intellectual Property Rights. Each party agrees that it shall promptly notify the other party (i) of any and all infringements, imitations, illegal use, misuse, or misappropriation, by any third party of the Intellectual Property Rights which comes to its attention, and (ii) of any claims or objections that such party's use of the Intellectual Property Rights may or will infringe the copyrights, patents, designs, trademarks or other proprietary rights of any other third party.

Each party, as the owner or authorized licensor of the Intellectual Property Rights, shall be responsible for taking any action or initiating any proceedings which such party, in its sole discretion, determines to be necessary or appropriate to prevent any infringement of its Intellectual Property Rights, and the parties shall provide each other with such assistance as reasonably requested in connection with any such action or proceeding.

11.    NONDISCLOSURE

11.1    Definition. Each party may have access to information that is confidential to the other party ("Confidential Information"). Siebel's Confidential Information shall include, but not be limited to, the Programs, Documentation, formulas, methods, know how, processes, designs, new products, developmental work, marketing requirements, marketing plans, customer names, prospective customer names, the terms and pricing under this Agreement, and all information clearly identified in writing at the time of disclosure as confidential. Siebel's Confidential Information constitutes trade secrets of Siebel and/or its suppliers. Partner's Confidential Information constitutes trade secrets of Partner and/or its suppliers. Partner's Confidential Information shall include, but not be limited to, its Partner Products, formulas, methods, know-how, processes, designs, new products, developmental work, marketing requirements, marketing plans, customer names, prospective customer names, and all information clearly identified in writing at the time of disclosure as confidential. Confidential Information includes all information received from third parties that either party is obligated to treat as confidential and oral information that is identified by the disclosing party as confidential.

11.2    Exceptions. A party's Confidential Information shall not include information that (i) is or becomes a part of the public domain through no act or omission of the other party; (ii) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (iii) is lawfully disclosed to the other party by a third party without restriction on disclosure; (iv) is independently developed by the other party without use of or reference to the other party's Confidential Information; or (v) is required to be disclosed by law or valid order of a court or other governmental authority; provided, however, that the responding party shall first have given notice to the other party and shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued.

11.3    Restrictions. The parties agree, unless required by law, not to make each other's Confidential Information available in any form to any third party (except third parties who are Users as defined hereunder) or to use each other's Confidential Information for any purpose other than in the performance of this Agreement. [  ] Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in breach of this Agreement. The parties agree to hold each other's Confidential Information in confidence during the term and any renewal terms of this Agreement and for a period of three (3) years thereafter.

11.4    Equitable Relief. Each party acknowledges and agrees that, due to the unique nature of Confidential Information, there can be no adequate remedy at law for breach of this Section 11 and that such breach would cause irreparable harm to the non-breaching party; therefore, the non-breaching party shall be entitled to seek immediate injunctive relief, in addition to whatever remedies it might have at law or under this Agreement. This Section 11 constitutes the entire understanding of the parties and supersedes all prior or contemporaneous agreements, representations or negotiations, whether oral or written, with respect to Confidential Information.

12.    GENERAL PROVISIONS

12.1    No Partnership. The parties undertake their respective obligations under this Agreement as independent contractors. This Agreement does not, and is not intended to, create any employment, agency, distributorship, franchise, joint venture, legal partnership or other similar legal relationship between Siebel and Partner. Neither party will have any right or authority to act on behalf of, or to bind, the other party and neither party will represent to any third party that it has such right or authority.

12.2    Non-Exclusivity; Freedom of Action. This Agreement is not exclusive in any respect. Each party may enter into similar agreements with other parties. Partner acknowledges that, under the Alliance Program, Siebel intends to enter into similar agreements with other companies who may compete directly or indirectly with Partner or Partner's Products. Nothing contained in this Agreement will limit the right of each party to develop products and/or services similar to those of the other party, provided that such development activity does not violate any term or condition of this Agreement, including but not limited to the confidentiality provisions of Section 11. Each party shall be free to use for any purpose the ideas, concepts, know-how and techniques that are contained in the Confidential Information provided hereunder and retained in the unaided memories of each party's employees who have had valid access to the Confidential Information provided pursuant to this Agreement.

12.3    No Assurances. Siebel makes no representation or warranty that Partner will succeed in licensing or selling any Partner Product to any present or future Siebel customer, and Siebel will not be liable to Partner for Partner's failure to license or sell Partner Products. Partner makes no representation or warranty that Siebel will succeed in licensing or selling the Programs or related products and services to any present or future Partner customer, and Partner will not be liable to Siebel for Siebel's failure to license or sell the Programs or related products and services.

12.4    Governing Law. This Agreement and all matters arising out of or relating to this Agreement, shall be governed by the laws of the State of California, excluding its conflict of law provisions.

12.4.1.    Dispute Resolution. The dispute resolution procedures set forth in this Section 12.4.1 shall apply to any claim, controversy, or dispute arising from this Agreement ("Dispute"). In the event of a Dispute involving the material breach of this Agreement by Partner that is not cured after Siebel has provided the appropriate written notice to Partner under Section 3.2 of this Agreement, Siebel may, at its option, bring a judicial proceeding in the location where the actions giving rise to the dispute occurred, in the Superior Court of California, County of Santa Clara or County of San Francisco or, if appropriate, in the United States Federal District Court, Northern District of California, or Siebel may finally settle such Dispute in the English language under the rules of the International Chamber of Commerce (ICC) or the American Arbitration Association (AAA), by a single arbitrator in accordance with such rules. Siebel and Partner expressly and irrevocably consent and submit to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waive any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. The arbitrator shall be mutually agreeable to the parties and shall be an attorney at law with arbitration experience and at least ten years' demonstrated legal experience in computer software license arrangements. Siebel may choose among the following locations for the arbitration: London, Hong Kong, or San Francisco, California. The arbitration award shall be substantiated in writing, shall be binding on the parties, and may be entered in any court having jurisdiction thereof. The arbitral award, if any, will be paid in United States Dollars, exclusive any tax, deduction or offset. The arbitrator shall be bound by the applicable rules of procedure and evidence and the damage limitation clauses contained in this Agreement, and shall not have authority to award punitive damages. The arbitrator shall take all steps as may be necessary to (i) schedule the initial hearing within ninety (90) days of the initial demand for arbitration, (ii) schedule all hearings to be heard consecutively and for not longer than two days with each party allotted half the available time, and (iii) issue a written decision no later than fourteen (14) days after the hearing. Each party shall bear its own costs and attorneys' fees in connection with such arbitration and shall share equally in the fees and expenses of the arbitrator. All information related to the arbitration proceedings described herein shall be deemed Confidential Information and subject to the restrictions on disclosure contained in Section 11.3 of this Agreement. Notwithstanding the foregoing, in the event of an actual or threatened breach of Partner's obligations regarding Siebel's intellectual property rights or Siebel's Confidential Information, Siebel shall be entitled, to immediately seek equitable relief as set forth in Section 11.4 of this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.

In the event of a Dispute involving the material breach of this Agreement by Siebel that is not cured after Partner has provided the appropriate notice to Siebel under Section 3.2 of this Agreement,

Partner may, at its option, bring an action in the Superior Court of California, County of Santa Clara or County of San Francisco, or, if appropriate, in the United States Federal District Court, Northern District of California, or Partner may finally settle such Dispute in the English language under the rules of the AAA by a single arbitrator in accordance with such rules. The place of arbitration shall be San Francisco, California. Siebel and Partner expressly and irrevocably consent and submit to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waive any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. The arbitrator shall be mutually agreeable to the parties and shall be an attorney at law with arbitration experience and at least ten years' demonstrated legal experience in computer software license arrangements. The arbitration award shall be substantiated in writing, shall be binding on the parties, and may be entered in any court having jurisdiction thereof. The arbitral award, if any, will be paid in United States Dollars, exclusive any tax, deduction or offset. The arbitrator shall be bound by the applicable rules of procedure and evidence and the damage limitation clauses contained in this Agreement, and shall not have authority to award punitive damages. The arbitrator shall take all steps as may be necessary to (i) schedule the initial hearing within ninety (90) days of the initial demand for arbitration, (ii) schedule all hearings to be heard consecutively and for not longer than two days with each party allotted half the available time, and (iii) issue a written decision no later than fourteen (14) days after the hearing. Each party shall bear its own costs and attorneys' fees in connection with such arbitration and shall share equally in the fees and expenses of the arbitrator. All information related to the arbitration proceedings described herein shall be deemed Confidential Information and subject to the restrictions on disclosure contained in Section 11.3 of this Agreement.

12.5    Notices. All notices required to be sent hereunder shall be in writing and shall be deemed to have been given upon (i) the date sent by confirmed facsimile, (ii) on the date it was delivered by courier, or (iii) if by certified mail return receipt requested, on the date received, to the addresses set forth above and to the attention of the signatory of this Agreement or to such other address or individual as the parties may specify from time to time by written notice to the other party.

12.6    Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force.

12.7    Waiver. The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach. Except for actions for nonpayment or breach of Siebel's proprietary rights in the Programs or Documentation, or the parties' obligations under Section 11 (Nondisclosure) no action, regardless of form, arising out of this Agreement may be brought by either party more than one year after the cause of action has accrued.

12.8    Export Controls. Partner agrees to comply fully with all relevant export laws and regulations of the United States, including but not limited to the U.S. Export Administration Regulations (collectively, "U.S. Export Controls"). Without limiting the generality of the foregoing, Partner expressly agrees that it shall not, and shall cause its representatives to agree not to, export, directly or indirectly, re-export, divert, or transfer the Programs or any direct product thereof to any destination, company or person restricted or prohibited by U.S. Export Controls.

12.9    Delivery. All materials provided by Siebel hereunder shall be delivered to Partner on a F.O.B. Siebel's San Mateo Headquarters basis for destinations within the United States, or on a FCA (Incoterms 1990) Siebel's San Mateo Headquarters basis for destinations outside the United States; at which point title to the carrier media and risk of loss or damage to the materials shall be transferred from Siebel to Partner. Nothing in this Section shall be deemed to transfer title to, or provide Partner with any rights in, the Programs, Deliverables or Documentation, except as specifically provided in this Agreement.

12.10    Order of Precedence. In the event of conflict between this Agreement and any addendum hereto, the terms and conditions of the applicable addendum shall prevail with respect to the subject matter of such addendum.

12.11    Entire Agreement. This Agreement together with all exhibits and addenda, each of which is hereby incorporated by reference, constitutes the complete agreement between the parties and supersedes all prior or contemporaneous agreements or representations, written or oral, concerning the subject matter of this Agreement, its exhibits and addenda. This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each party. No other act, document, usage or custom shall be deemed to amend or modify this Agreement.

12.12    Assignment. Partner may not assign this Agreement, nor delegate or otherwise transfer any rights, duties, obligations or licenses granted under this Agreement, including any and all addenda hereto, without the prior written consent of Siebel, which consent Siebel may grant or withhold in its sole discretion. Any attempted assignment, delegation and/or transfer in violation hereof shall be null and void.

12.13    Counterparts and Exchanges by Fax. This Agreement, and any addenda hereto, may be executed simultaneously in two (2) or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. The Agreement, and any exhibits or addenda hereto, shall not be effective unless and until the Agreement is executed by both parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by fax shall be sufficient to bind the parties to the terms and conditions of this Agreement.

The Effective Date of this Agreement shall be January 1, 2002

EXECUTED BY:	SYNAVANT, INC. ALLIANCE PARTNER
ADDRESS:	3445 PEACHTREE ROAD ATLANTA, GA 30326
Signed:

Name:

Title:

Date:

EXECUTED BY:	SIEBEL SYSTEMS, INC. 2207 BRIDGEPOINTE PARKWAY SAN MATEO, CALIFORNIA 94404
Signed:

Name:

Title:

Date:

EXHIBIT A

SIEBEL ALLIANCE PROGRAM
PARTNER CATEGORIES, PARTNER LEVELS, AND TERRITORY

This form is to be filled out by Siebel. Instructions: Check a total of 3 boxes below:

  (1) Check one box only under the Partner Categories and Partner Levels heading,
  (2) Check one box only under the Geographical Territory heading; and
  (3) Check one box only under the Vertical Markets heading.

PARTNER CATEGORY AND PARTNER LEVEL: Partner's applicable Partner Category and Partner Level is listed below:

Strategic Consulting Partner

TERRITORY: For purposes of the Agreement, the Territory shall be the geographical territory and vertical markets indicated below. Siebel may grant Partner rights outside this Territory by separate addendum to this Agreement and Partner acknowledges that such separate addendum may contain additional terms, conditions and restrictions relating to Partner's rights hereunder:

GEOGRAPHICAL TERRITORY (check one box only)

        ☐    United States and Canada

        ☐    Latin America

        ☐    Europe

        ☐    Japan

        ☒    Worldwide

        ☐    Other:

VERTICAL MARKETS (check one box only)

        ☐    Unrestricted

        ☒    Restricted to the following Vertical Markets: Life Sciences (It is understood that this restriction requires that Partner will provide Partner services only for entities in the Life Sciences market and such services may include professional services related to, without limitation, Siebel ePharma, Siebel eClinical, Siebel eMedical and Siebel ERM products in Life Sciences accounts).

EXHIBIT B

ADDITIONAL TERMS AND CONDITIONS

To the extent any terms and conditions of this Exhibit B conflict with the terms and conditions of the Agreement and/or the Siebel Alliance Program Guide, each party acknowledges and agrees that the express provisions of this Exhibit B which conflict shall prevail and control the rights and obligations of the parties with respect thereto.

1.
Market Development Fund. Notwithstanding anything to the contrary in the Siebel Alliance Program Guide, for the [  ] term of the Agreement, Partner will commit to a Market Development Fund (the "MDF") [  ]. For each term of the Agreement after the first annual term, Partner will contribute to a MDF the amount specified in the Siebel Alliance Program Guide for the Partner's then-current category and level of partnership.

2.
Business Plan. No later than sixty (60) days following the execution of this Agreement, the parties will jointly develop and mutually agree upon a business plan (the "Business Plan") that may specify, among other things, [  ].

3.
Executive Sponsor. Each party will assign an executive sponsor to the alliance ("Executive Sponsor"). Each party must obtain the approval of the other party to replace its Executive Sponsor, such approval not to be unreasonably withheld. The Executive Sponsors will review the Business Plan and the status of the alliance on a quarterly basis.

4.
Sale of SYNAVANT Products; [  ]. It is understood and agreed that Partner may sell its own products and services to its existing customer base and to new customers. [  ]

5.
Joint Engagement and Support of Targeted Accounts. Partner and Siebel may mutually agree upon targeted Enterprise-level accounts for joint engagement, on a case-by-case basis (the "Targeted Accounts"). Partner and Siebel will jointly engage to sell products and services to Targeted Accounts ("Joint Engagement"). In a Joint Engagement, unless the Targeted Account demands otherwise, (a) Siebel will engage to license Siebel products and provide maintenance and support of Siebel products to the Targeted Account via relevant contract(s) between Siebel and such Targeted Account; and (b) Partner will engage to sell only Partner implementation and support services to the Targeted Account via relevant contract(s) between Partner and such Targeted Account and will not engage to sell to the Targeted Account Partner products that are in any way competitive with any Siebel products. [  ]

6.
Use of Siebel Logos, Trade Names. To the extent that Partner intends to use any of Siebel's corporate names, corporate logos, and/or trade names in its marketing materials, Partner shall submit all proposed marketing materials to Siebel for prior written approval. Nothing in this agreement shall waive Partner's obligations to comply with all Siebel Logo Usage Guidelines.

7.
Training. Within [  ] days following the Effective Date, Siebel will commence training (i) [  ] on the value proposition of a [  ]; (ii) [  ] on SYNAVANT products and product positioning ("Siebel Training"). The content of the Siebel Training will be determined by Siebel. Within sixty (60) days following the Effective Date, Partner will ensure that [  ] personnel have commenced training for, and will pursue Siebel Certification on Siebel ePharma.

8.
Demonstration of Siebel Products. Within [  ] days of the Effective Date, Partner will execute the Siebel Alliance Program Limited Use Program License Agreement (the "LUL") to obtain a demonstration license of Siebel ePharma (the "ePharma Product Demo").

9.
Installation of Siebel Software for Internal Use. Within a commercially reasonable time, Partner will install licensed Siebel Call Center software at all internal help desk locations, including without limitation, at Partner's facility in Avalon Ridge

10.
Implementation Plan and Services. No later than [  ] Partner will develop and submit to Siebel a plan to provide services, and a roadmap to create a highly skilled and highly valued practice focused on supporting and implementing services for Siebel products for the Life Sciences industry.

  Partner will make commercially available the Partner implementation process for Siebel Life Science Version 7.x within [  ] of the first date of the general commercial availability of such products, if and when such products are made generally commercially available. It is understood and agreed that Partner shall use the service name "SynPharma", if at all, to describe Partner's professional services only, and Partner shall not use "SynPharma" to describe any Partner product offering. Partner shall use its best efforts to avoid confusion of customers and potential customers through Partner's use of "SynPharma" or any other name or description. Such efforts shall include, without limitation, Partner clearly communicating in Partner's advertising, marketing efforts, sales presentations or any other public or customer communications that "SynPharma" describes a professional services offering and does not describe a product offering.

11.
Press Release; Announcement of Alliance Partnership. Within [  ] following the Effective Date, the parties will (i) issue a mutually agreed upon press release (the "Press Release") announcing the alliance partnership; and (ii) announce the alliance partnership within each party's organization. It is understood that Siebel's internal announcement will include a posting on Siebel's company intranet site, "mySiebel."

12.
Staffing; Reviews; Meetings. Partner shall commit the following resources to the objectives of this partnership: (i) a designated Alliance Manager; (ii) a designated marketing department resource; (iii) product marketing personnel it deems necessary to achieve the mutually agreed upon objectives of the alliance; (iv) trained sales personnel, technical personnel, and Siebel Certified professionals necessary to engage Targeted Accounts; and (v) engineering personnel and resources necessary to adequately staff and achieve a commercially viable, pre-configured implementation of Siebel ePharma. [  ] During the term of this Agreement, the parties will mutually agree to meet as necessary and appropriate to conduct and execute tactical go-to market activities, and will attempt to hold such meetings on a quarterly basis. Any requirement for either party to assign or appoint one or more dedicated resources will be deemed to mean that such resources may have responsibilities other than solely regarding the other party.

13.
Termination of Existing Alliance Agreement. Pursuant to the provisions of Section 3.2 of the Siebel Alliance Program Master Agreement, by and between IMS Health Strategic Technologies, Inc. ("Original Partner Name") and Siebel Systems, Inc., effective as of July 14, 2000 (the "Old Agreement"), with the name change from Original Partner Name to Partner, effective September 1, 2000, each of Partner and Siebel hereby agree to terminate the Old Agreement effective as of January 1, 2002. As a result, each of Partner and Siebel acknowledge and agree that, except for the provisions of Sections 8, 9, 10, 11 and 12, which will survive the termination of the Old Agreement, none of the remaining provisions of the Old Agreement or any exhibits thereto shall have any legal effect following January 1, 2002 and that each party is hereby relieved of any and all of its obligations in such remaining provisions under the Old Agreement as of January 1, 2002. Further, each of Partner and Siebel acknowledge and agree that the terms and conditions of this Agreement will control and supersede those of the Old Agreement.

14.
Limited Waiver of Fees. For the initial term of this Agreement only, [  ] as stated in the Siebel Alliance Program Guide. The Alliance Program benefits that Siebel will provide to Partner during the term of the Agreement are those stated in the Siebel Alliance Program Guide, and specified for Partner's category and level of partnership.

15.
Share of Siebel's Future Sales to [  ] provided such sales occur on or before June 30, 2002, and provided further that Partner provides Siebel with assistance in such sales as may be reasonably requested by Siebel. In no event shall Partner be entitled to receive any commission, payment or other form of compensation as a result of any other Siebel sales to Pharmacia.

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  Exhibit 10.20
SIEBEL ALLIANCE PROGRAM MASTER AGREEMENT